Exhibit 99.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of February 5, 2018 and is entered into by and between STT Crossing Ltd., a company incorporated under the laws of the Republic of Mauritius (“Assignor”), Everitt Investments Pte. Ltd, a company organized under the laws of Singapore (“Everitt”) and Aranda Investments Pte. Ltd. (“Aranda” and, together with Everitt, the “Assignees”), and CenturyLink, Inc., a Louisiana corporation (“CenturyLink”).

RECITALS

WHEREAS, Assignor is a party to the Shareholder Rights Agreement dated as of October 31, 2016 (the “SRA”) entered into by and between Assignor and CenturyLink;

WHEREAS, Assignor desires to transfer all shares of Common Stock that it Beneficially Owns to Assignees, each an Affiliate of the Assignor (the “Stock Transfer” and the date of such transfer, the “Stock Transfer Date”);

WHEREAS, in connection with the Stock Transfer, Assignor desires to assign and transfer its rights and obligations under the SRA to Assignees; and

WHEREAS, each Assignee desires to assume and accept the assignment and transfer of all of Assignor’s rights and obligations under the SRA, and agrees to be bound under the SRA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

1.	Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings set forth in the SRA.

2.	Assignment and Assumption of the SRA. (i) Assignor hereby irrevocably assigns and transfers all of its rights and interests under the SRA to the Assignees from and after the Stock Transfer Date and (ii) each Assignee hereby irrevocably accepts the assignment and transfer of such rights and interests and hereby irrevocably assumes all of the Assignor’s obligations under and agrees to be bound by the provisions of the SRA, in each case from and after the Stock Transfer Date and with the SRA modified as provided in Section 3. For purposes of the exercise of any rights granted to Shareholder under the SRA and any notice required or permitted to be given by Shareholder pursuant to the SRA, such exercise of rights or notice given by Everitt individually shall suffice as being effected by the Assignees.

3.	Amendments to the SRA. The Assignees and CenturyLink hereby agree that the SRA shall be amended as follows with effect from the Stock Transfer Date:

(i)	Section 1(a) of the SRA shall be amended and restated in its entirety to read as follows:

““Affiliate” shall mean, (i) with respect to the Shareholder, any entity within the T+I Group, it being understood that for so long as an information wall is maintained between the T+I Group (as defined below) and the Temasek Portfolio Companies (as defined below), any shares of Common Stock Beneficially Owned by a Temasek Portfolio Company shall not be considered to be Beneficially Owned by any entity within the T+I Group; and (ii) with respect to (x) any other Person and (y) the Shareholder, if it fails to maintain an information wall as described above in clause (i) of this definition, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition:

(1)	“control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

(2)	“T+I Group” refers to Temasek Holdings (Private) Limited and its investment holding companies, being its direct and indirect wholly-owned subsidiaries whose boards of directors or equivalent governing bodies comprise employees or nominees of (a) Temasek Holdings (Private) Limited, (b) Temasek Pte. Ltd., a wholly-owned subsidiary of Temasek Holdings (Private) Limited, and/or (c) wholly-owned subsidiaries of Temasek Pte. Ltd. The principal activities of Temasek Holdings (Private) Limited and its investment holdings companies described above are that of investment holding, financing and/or the provision of investment advisory and consultancy services; and

(3)	“Temasek Portfolio Companies” refers to entities in which Temasek Holdings (Private) Limited holds, directly and/or indirectly, an interest, other than entities within the T+I Group.”

(ii)	Section 4.2 of the SRA shall be amended to include the following language at the end of the provision:

“so long as each such Affiliate agrees in writing to assume all of Assignor’s obligations under and agrees to be bound by the provisions of this Agreement”.

(iii)	Section 5.12(ii) of the SRA shall be amended to include the following proviso language at the end of the provision:

“provided, however, the Shareholder shall not be subject to such Insider Trading Policy for so long as the Shareholder maintains an information wall between itself and the Shareholder Employee Director that is designed to prevent the flow of information relating to Parent from the Shareholder Employee Director to the Shareholder”.

(iv)	Section 9.4(c) of the SRA shall be amended and restated in its entirety to read as follows:

“All correspondence to the Shareholder shall be addressed as follows:

Everitt Investments Pte. Ltd

c/o 60B Orchard Road, #06-18 Tower 2

The Atrium@Orchard

Singapore 238891

Telecopy/Facsimile: + 65 681 2288

Attention: Company Secretary

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Telecopy/Facsimile: +65 6537-1171

Attention: Michael W. Sturrock”

4.	Release of Assignor; Compliance with SRA. CenturyLink hereby irrevocably releases Assignor from all obligations under the SRA that are incurred or that are to be performed on and after the Stock Transfer Date. CenturyLink acknowledges and agrees that the Stock Transfer is deemed not to be in violation of the Insider Trading Policy, including for purposes of Section 5.12 of the SRA.

5.	Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSIGNOR:

STT Crossing Ltd.

By:	/s/ Johnny Ong Seng Huat
Name:	Johnny Ong Seng Huat
Title:	Director

ASSIGNEES:

Everitt Investments Pte. Ltd

By:	/s/ Poy Weng Chuen
Name:	Poy Weng Chuen
Title:	Authorised Signatory

Aranda Investments Pte. Ltd.

By:	/s/ Han Sack Teng
Name:	Han Sack Teng
Title:	Authorised Signatory

ACKNOWLEDGED AND AGREED TO BY:

CenturyLink, Inc.

By:	/s/ Stacey Goff
Name:	Stacey Goff
Title:	General Counsel

[Signature page to Assignment and Assumption Agreement]